Exhibit 5.1

December 12, 2007

Anesiva, Inc.

650 Gateway Blvd.

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the public offering by Anesiva, Inc., a Delaware corporation (the “Company”), of 12,345,679 shares of the Company’s common stock, par value $0.001 (the “Shares”), including up to 1,234,568 shares that may be sold pursuant to the exercise of the over-allotment option, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-147357) (the “Registration Statement”) and the related Base Prospectus and Prospectus Supplement (collectively, the “Prospectus”) filed with the Securities and Exchange Commission. All of the Shares are to be sold by the Company as described in the Registration Statement and Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus, the Company’s certificate of incorporation and bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

/s/ Vincent P. Pangrazio
Vincent P. Pangrazio